UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2006 (October 17, 2006)

JER Investors Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32564	75-3152779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Boulevard, Suite 1600, McLean, VA	22101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 714-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

JER INVESTORS TRUST INC.

CURRENT REPORT ON FORM 8-K

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On October 17, 2006 (the “Closing Date”), JER Investors Trust Inc. (the “Company”) issued approximately $1.2 billion face amount of collateralized debt obligations in its second collateralized debt obligation financing (“CDO”) through two of its subsidiaries, JER CRE CDO 2006-2, Limited (the “Issuer”) and JER CRE CDO 2006-2, LLC (the “Co-Issuer”). Pursuant to an Indenture, dated as of October 17, 2006 (the “Indenture”), by and among the Issuer, the Co-Issuer and LaSalle Bank National Association, as trustee, securities intermediary and backup advancing agent, J.E. Robert Company, Inc., as collateral administrator and override servicer, and the Company, as advancing agent, the Issuer and the Co-Issuer issued the classes of notes (collectively, the “Notes’) and preferred shares described in the table below:

Class	Initial Ratings (Moody’s/S&P/ Fitch)	Face Amount (Thousands)	Note Rate	Expected Maturity
Class A-FL Floating Rate Notes	Aaa/AAA/AAA	$360,164	1 mo. LIBOR +0.33%	11/25/2015
Class B-FL Floating Rate Notes	Aa2/AA/AA	$120,055	1 mo. LIBOR +0.50%	06/25/2016
Class C-FX Deferrable Interest Fixed Rate Notes	A1/AA-/A+	$17,000	5.749%	08/25/2016
Class C-FL Deferrable Interest Floating Rate Notes	A1/AA-/A+	$43,028	1 mo. LIBOR +0.65%	08/25/2016
Class D-FX Deferrable Interest Fixed Rate Notes	A2/A+/A	$20,000	5.850%	08/25/2016
Class D-FL Deferrable Interest Floating Rate Notes	A2/A+/A	$28,022	1 mo. LIBOR +0.75%	08/25/2016
Class E-FX Deferrable Interest Fixed Rate Notes	A3/A-/A-	$10,000	5.950%	10/25/2016
Class E-FL Deferrable Interest Floating Rate Notes	A3/A-/A-	$20,014	1 mo. LIBOR +0.85%	10/25/2016
Class F-FL Deferrable Interest Floating Rate Notes	Baa1/BBB+/BBB+	$40,818	1 mo. LIBOR +1.50%	10/25/2016
Class G-FL Deferrable Interest Floating Rate Notes	Baa2/BBB-/BBB	$36,017	1 mo. LIBOR +2.00%	10/25/2016
Class H-FL Deferrable Interest Floating Rate Notes	Baa2/NR/BBB	$13,206	1 mo. LIBOR +2.50%	10/25/2016
Class J-FX Deferrable Interest Fixed Rate Notes	Baa3/NR/BBB-	$60,027	6.000%	10/25/2016
Class K Deferrable Interest Fixed Rate Notes	Ba2/NR/BB	$78,036	5.200%	12/25/2017
Class L Deferrable Interest Fixed Rate Notes	B2/NR/B	$72,033	5.200%	07/25/2019
Preferred Shares	NR/NR/NR	$282,130	N/A	N/A

The Notes constitute secured limited recourse debt obligations of the Issuer and Co-Issuer payable solely from the collateral interests and other assets pledged under the Indenture and owned by the Issuer. To the extent the collateral interests and other pledged assets are insufficient to make payments in respect of the Notes, neither the Issuer or Co-Issuer will have any obligation to pay any further amounts in respect of the Notes. Classes A through H of Notes totaling approximately $708 million in face amount were issued and sold in a private placement (the “Offered Notes”) to third party investors. The Company, through another subsidiary, retained all of the Class K Notes and the Class L Notes and the Preferred Shares of the Issuer. In addition, the Company purchased the Class J Notes on the Closing Date.

The total par value of the underlying collateral in the CDO is expected to be approximately $1.2 billion once fully ramped and the proceeds invested. The CDO is inclusive of a “ramp facility” that will finance approximately $231 million par value of additional collateral interests, as well as a facility that will allow replenishment of proceeds of loan interests that are paid off within five years from the closing of the transaction. The initial underlying collateral consists of approximately 3.2% first mortgage loan interests, approximately 13.8% mezzanine loan interests, approximately 77.8% commercial mortgage backed securities (“CMBS”), approximately 1.7% ReREMIC securities, and approximately 3.5% real estate CDO securities.

The Company will account for the CDO transaction as a financing consolidating all of the collateral interests onto the Company’s balance sheet as assets and all of the Notes sold to third parties as liabilities.

As part of the CDO transaction, pursuant to an Asset Transfer Agreement, dated as of October 17, 2006, the Company sold assets to a subsidiary of the Company (the “Transferred Assets”). Pursuant to a second Asset Transfer Agreement, dated as of October 17, 2006, such subsidiary sold the same assets to the Issuer and such subsidiary agreed to repurchase the Transferred Assets from the Issuer (or provide a qualifying substitute asset) in the event of a breach of the representations and warranties made by such subsidiary with respect to the Transferred Assets. The Company has agreed to so repurchase any Transferred Asset, or provide such a qualifying substitute asset, in the event such subsidiary fails to do so.

The Issuer entered into a Collateral Administration Agreement with J.E. Robert Company, Inc. (the “Collateral Administrator”), an affiliate of JER Commercial Debt Advisors LLC (the “Manager”), the manager of the Company, pursuant to which the Collateral Administrator has agreed to advise the Issuer on certain matters regarding the collateral interests and other eligible investments securing the Notes. The Collateral Administrator will receive two fees payable on a monthly basis, with the first fee equal to 1/12 of 0.075% of the monthly asset amount and the second fee equal to 1/12 of 0.05% of the monthly asset amount, each fee payable with different priorities as set forth in the Indenture.

Interest Payments on the Notes are payable monthly, beginning on November 25, 2006, to and including March 25, 2045, the legal final maturity date of the notes. As advancing agent under the Indenture, the Company may be required to advance interest payments due on the Class A Notes and Class B Notes on the terms and subject to the conditions set forth in the Indenture. As long as the Company is the Directing Holder, the Company will not receive a fee for providing its services as advancing agent. If the Company does not make a required interest advance, LaSalle Bank National Association, as back up advancing agent, will be required to make such interest advance and in such event, the backup advancing agent will be entitled to receive an advancing agent fee payable monthly equal to 0.02% per annum of the outstanding principal amount of the Class A Notes and the Class B Notes. Interest advances will not be made with respect to any interest shortfall unless the Company or LaSalle Bank National Association, as applicable, has determined in its sole discretion, exercised in good faith, that the amount so advanced, plus interest expected to accrue thereon, will be recoverable from subsequent payments or collections with respect to the collateral interests and has determined that in its reasonable judgment that the recovery would not result in an interest shortfall in interest due on the Class A Notes and the Class B Notes.

In order to mitigate the Company and the Issuer’s exposure to interest rate mismatches between the Notes that bear interest at a floating rate based on one-month LIBOR and the collateral interests that generally bear interest at a fixed rate, the Company and the Issuer, on a combined basis, have entered into two interest rate hedge transactions that hedge $386 million of floating rate debt through October 2009 and $300 million of floating rate debt through August 2016.

Each Class of Offered Notes will mature at par on March 25, 2045, unless redeemed or repaid prior thereto. Principal payments on each Class of Notes will be paid at the legal final maturity date in accordance with the priority of payments set forth in the Indenture. However, it is anticipated that the Notes will be paid in advance of the legal final maturity date in accordance with the priority of payments in the Indenture. The expected maturities of the Notes are outlined in the table above. The calculation of the expected maturities of the Notes assumes certain collateral characteristics and that there are no prepayments, defaults or delinquencies on the collateral interests. There is no assurance that such assumptions will be met.

From October 25, 2016, and on each payment date occurring in October every year thereafter until the legal final maturity date of the Notes, the Notes may be redeemed (in whole but not in part) if a successful auction of the collateral interests is completed in accordance with the terms of the Indenture (which requires, among other things, that the cash purchase price for such collateral interests, together with the balance of eligible investments and cash in certain accounts pledged to secure payment of the Notes, is at least equal to the amount necessary to redeem the Notes and pay certain other required amounts under the priority of payments set forth in the Indenture).

Subject to certain conditions described in the Indenture, on October 25, 2009 and on any interest payment date thereafter, the Issuer may redeem the Notes at the direction of a majority of the holders of the aggregate outstanding principal amount of the Preferred Shares issued by the Issuer. As of the Closing Date, a subsidiary of the Company holds 100% of the Preferred Shares of the Issuer.

The Notes are also subject to a mandatory redemption on any interest payment date on which certain coverage tests set forth in the Indenture are not satisfied. Any mandatory redemption of the Notes is to be paid for from interest and principal proceeds of the collateral interests in accordance with the priority of payments set forth in the Indenture, until the applicable coverage tests are satisfied.

No later than the date which is earlier of April 17, 2017 or the date on which the Issuer has invested approximately $231 million of the proceeds available for investment in additional loan interests (the “Effective Date”), the Issuer will request that each rating agency that rated a Class of Notes confirm the rating it initially assigned to such Class of Notes at the time of issuance. If any such initial rating of any Class of Notes has not been confirmed, or is reduced or withdrawn, within 30 business days after the Effective Date by any such rating agency, then any uninvested portion of the approximately $231 million plus certain interest proceeds thereon after payment of various fees and expenses and interest then payable on the Notes, will be used to pay principal of the Notes, in accordance with the priority of payments, until each such rating is confirmed or reinstated or such Class has been paid in full.

If certain events occur which would make the Issuer subject to paying U.S. income taxes or would make certain payments to or from the Issuer subject to withholding tax, then the holders of a majority of the aggregate outstanding principal amount of the Preferred Shares may require that the Issuer prepay all of the Notes. The redemption price for each Class of Notes is generally the aggregate outstanding principal amount of such Class, plus accrued and unpaid interest (including any defaulted interest amounts and, with respect to the Class C through Class L Notes, any capitalized interest amounts). In addition, on any payment date on which the aggregate outstanding principal amount of the Notes is equal to or less than 10% of the aggregate outstanding principal amount of the Notes as of the Closing Date, the Collateral Administrator may direct a redemption of the Notes.

In addition, the Notes will be subject to redemption by the Issuer (subject to the conditions set forth in the Indenture) if, during the five year period ending on October 17, 2011, the Collateral Administrator is unable to identify appropriate collateral interests that satisfy the eligibility criteria required under the Indenture in sufficient amounts to permit reinvestment and the Collateral Administrator notifies the Trustee and the Issuer of such election and the amount of Notes to be redeemed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2006	JER INVESTORS TRUST INC.

	By:	/s/ Tae-Sik Yoon
	Name:	Tae-Sik Yoon
	Title:	Chief Financial Officer